UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2022

ALLEGION PUBLIC LIMITED COMPANY

(Exact name of registrant specified in its charter)

Ireland	001-35971	98-1108930
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Block D Iveagh Court Harcourt Road Dublin 2	D02 VH94
(Address of principal executive offices, including zip code)	(Zip Code)

(353)(1) 2546200

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Ordinary shares, par value $0.01 per share	ALLE	New York Stock Exchange
3.500% Senior Notes due 2029	ALLE 3 1⁄2	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 31, 2022, Allegion plc (the “Company” or “Allegion”) announced that David D. Petratis, Chairman, President and Chief Executive Officer, will be retiring from his position as President and Chief Executive Officer effective July 11, 2022 (the “Effective Date”). Mr. Petratis will serve as Executive Chairman of the Board of Directors of the Company (the “Board”) as of the Effective Date and until his retirement from the Company which is planned to occur by January 2, 2023, at which point, he will also retire from his role as Executive Chairman of the Board. There are no material changes to Mr. Petratis’ compensatory arrangement as a result of his planned retirement.

The Company also announced that John H. Stone, President, Worldwide Construction, Forestry and Power Systems, Deere & Company (“Deere”), an agricultural machinery and heavy equipment company, will join Allegion on the Effective Date and succeed Mr. Petratis as President and Chief Executive Officer of the Company. Mr. Stone, age 52, who will also join the Board on the Effective Date, has served as President of Worldwide Construction, Forestry and Power Systems at Deere since 2020, and prior to that, he served as Senior Vice President, Intelligent Solutions Group at Deere from 2016 to 2020. Mr. Stone has an M.B.A. from Harvard Business School and a B.S. in Mechanical Engineering from the United States Military Academy at West Point.

Upon assuming his new position, Mr. Stone will receive, as approved by the Compensation and Human Capital Committee of the Board, a base salary with an annualized amount of $1,000,000, and he will be eligible to receive an annual cash incentive award with a target opportunity of 125% of his base salary, which, for 2022, will be no less than the annual target amount and will not be prorated. He will also be eligible to receive an annual long-term incentive award with a current target value of $4,500,000 when the Company next grants such awards to its officers and eligible employees, with 50% of the award’s value granted in the form of Performance Stock Units (“PSUs”), 25% of the award’s value granted in the form of restricted stock units (“RSUs”), and 25% of the award’s value granted in the form of stock options, in accordance with the Company’s practice for structuring such awards for executive officers. To acknowledge the loss of Mr. Stone’s unvested long term incentive awards from Deere, Mr. Stone will also receive: (i) a one-time grant of Allegion stock options with a value equal to $2,000,000 to be granted at the next grant cycle following the Effective Date and which will vest in three equal installments over the first three anniversaries of the grant date; and (ii) a one-time grant of RSUs with a value equal to $5,500,000 to be granted at the next grant cycle following the Effective Date, 25% of which will vest on the two-year anniversary of the grant date, 25% of which will vest on the three-year anniversary of the grant date, and 50% of which will vest on the four-year anniversary of the grant date. Mr. Stone will also be eligible to participate in the Company’s other regular compensation arrangements for executive officers, including an allowance for financial and tax planning services of up to $15,000 annually and participation in the executive health program in an amount not to exceed $2,000 annually. Mr. Stone will also be eligible to participate in the Allegion Change in Control Plan and to receive severance in the unlikely event of his involuntary termination from Allegion, other than for cause, in exchange for a signed severance agreement in a form acceptable to Allegion along with a release of all claims he may have or allege. The foregoing description of Mr. Stone’s offer letter is qualified in its entirety by reference to the offer letter itself, which is attached as Exhibit 10.1 and is incorporated herein by reference. Additional information about Allegion’s executive compensation program can be found in its 2022 proxy statement.

There are no arrangements or understandings between Mr. Stone and any other person pursuant to which he was appointed to serve as the Company’s President and Chief Executive Officer or as a director of the Board. Furthermore, there is no transaction between Mr. Stone (or his immediate family) and the Company that requires disclosure in accordance with Item 404(a) of Regulation S-K.

A copy of the press release regarding the above announcements are attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits

10.1	Offer Letter dated May 24, 2022
99.1	Press release dated May 31, 2022
104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 31, 2022
ALLEGION PLC

By: /s/ Hatsuki Miyata
Name: Hatsuki Miyata
Title: Secretary